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                                                                    EXHIBIT 99.1

                               (SYNOVIS(R) LOGO)
                                Life Technologies

FROM:                            FOR:
Padilla Speer Beardsley Inc.     Synovis Life Technologies, Inc.
1101 West River Parkway          2575 University Ave.
Minneapolis, Minnesota 55415     St. Paul, Minnesota 55114

CONTACT:                         CONTACT:
Nancy A. Johnson/Marian Briggs   Brett Reynolds, CFO
(612) 455-1745/ (612) 455-1742   (651) 796-7300

FOR IMMEDIATE RELEASE

SYNOVIS LIFE TECHNOLOGIES, INC. ADOPTS NEW SHAREHOLDER RIGHTS PLAN; DECLARES DISTRIBUTION OF COMMON SHARE PURCHASE RIGHTS

     ST. PAUL, Minn., June 1, 2006 - Synovis Life Technologies, Inc. announced today that it has adopted a new shareholder rights agreement that will become effective upon the June 11, 2006, expiration of the existing rights agreement. The purpose of the new agreement is to protect the company and its shareholders from unsolicited attempts or inequitable offers to acquire the company. The rights agreement has no immediate dilutive effect and does not diminish the ability of Synovis or its shareholders to accept a fair offer to acquire the company in a negotiated transaction.

     To implement this shareholder rights agreement, the company has declared a distribution of one common share purchase right on each share of Synovis Life Technologies, Inc. common stock outstanding on June 11, 2006. Each right will entitle shareholders to buy one-tenth of a share of the company's common stock at an exercise price of $5.00. The rights will become exercisable following the tenth business day after: a person or group announces an acquisition of 20 percent or more of the company's common stock; or a person or group announces commencement of a tender offer that if consummated would result in ownership by the person or group of 20 percent or more of the company's common stock.

     Synovis will be entitled to redeem the rights at $.001 per right at certain times as provided in the rights agreement.

                                     (more)

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Synovis Life Technologies, Inc.
June 1, 2006
Page 2


     The rights are designed to assure that all shareholders of Synovis Life Technologies receive a fair and adequate price for their shares in the event of any takeover of the company, receive fair and equal treatment in the event of any takeover, and are not subject to other abusive tactics by third parties to gain control of Synovis.

     Some of the key features of the new shareholder rights agreement include: a 20 percent threshold for triggering events; a requirement that Synovis shareholders ratify the rights agreement at the next annual meeting; a three-year independent director evaluation provision (commonly known as a "TIDE" provision); and a shareholder redemption feature allowing shareholders to vote at a special meeting that would be called to consider qualified offers.

     Karen Gilles Larson, president and chief executive officer, said, "This rights agreement is intended to continue the protections provided to our shareholders by the previous shareholder rights agreement, should Synovis Life Technologies become the target of hostile or unfriendly takeover tactics. It is designed to assure that all Synovis shareholders receive a fair price for their company shares in the event of an acquisition of the company. It is also designed to make certain that all Synovis Life Technologies shareholders receive full and fair treatment in the event of an attempted takeover. Additionally, the modifications to the rights agreement are intended to account for new developments since the passage of the previous shareholder rights agreement. The rights agreement was not renewed in response to any specific effort to acquire control of the company, and Synovis Life Technologies' directors are not aware of any such effort."

     The distribution of rights will be made to shareholders of record on June 11, 2006. The rights will expire on June 10, 2016.

ABOUT SYNOVIS LIFE TECHNOLOGIES

     Synovis Life Technologies, Inc. based in St. Paul, Minn., is a diversified medical device company engaged in developing, manufacturing and bringing to market medical devices for the surgical and interventional treatment of disease. For additional information on Synovis Life Technologies and its businesses, visit the company's Web site at www.synovislife.com.

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Synovis Life Technologies, Inc.
June 1, 2006
Page 3


     Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as "should", "could", "may", "will", "expect", "believe", "anticipate", "estimate", "continue", or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, outcomes of clinical and market trials as well as regulatory submissions, the number of certain surgical procedures performed, the level of orders from contract manufacturing customers, and the effectiveness of the company's transition to a domestic direct sales force in its surgical business, as well as the other factors found in the company's Annual Report on Form 10-K for the year ended October 31, 2005.